UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                October 21, 2008


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                              93-0926999
(State of other Jurisdiction                               (IRS Employer ID No.)
        of Incorporation)

901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                           52317
(Address of Principal Executive Offices)                         (Zip Code)


        Registrant's Telephone Number (including area code): 319-626-3600

Item 9.01. Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated October 20, 2008 with respect to the Company's financial results for the quarter ended September 30, 2008.

Item 2.02. Results of Operations and Financial Condition.

     On October 20, 2008, Heartland Express, Inc. announced its financial results for the quarter ended September 30, 2008. The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                      HEARTLAND EXPRESS, INC.

Date: October 21, 2008                                BY: /s/John P. Cosaert
                                                      JOHN P. COSAERT
                                                      Vice-President
                                                      Finance and Treasurer

                                Exhibit No. 99.1

Monday, October 20, 2008, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2008.

NORTH LIBERTY, IOWA - October 20, 2008 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and nine months ended September 30, 2008. Operating revenues for the quarter increased 15.9% to $169.9 million from $146.6 million in the third quarter of 2007. Net income increased 9.2% to $18.7 million from $17.1 million in the 2007 period. Earnings per share were $0.19 compared to $0.18 for the third quarter of 2007. Operating income for the quarter was favorably impacted approximately $2.4 million or $0.02 per share due to increased gains on disposal of property and equipment.

For the nine months ended September 30, 2008, operating revenues increased 10.1% to $483.6 from $439.1 million during the same period in 2007. Net income decreased 15.0% to $50.6 million for the nine month period ended September 30, 2008 from $59.5 million in the 2007 period. Earnings per share were $0.53 in 2008 compared to $0.61 in 2007 for the nine month period. Operating income for the nine months was negatively impacted approximately $7.9 million or $0.05 per share due to increased fuel costs, net of fuel surcharge revenue passed through to customers and approximately $6.7 million or $0.05 per share due to a reduction in gains on sales of property and equipment. Net income for the nine month period was positively impacted approximately $2.9 million by a reduction of income tax expense due to FIN 48 adjustments or $0.03 per share.

The Company experienced a 46.5% increase in average fuel costs per gallon in the third quarter of 2008 compared to the third quarter of 2007. The average cost of fuel during the quarter ended September 30, 2008 was $4.03 compared to $2.75 in the third quarter of 2007. The Company experienced a 50.2% increase in average fuel costs per gallon in the nine month period ended September 30, 2008 compared to the same nine month period of 2007. The average cost of fuel during the nine month period ended September 30, 2008 was $3.86 compared to $2.57 in the nine month period of 2007. The Company continues to stress its fuel cost controlling initiatives. Such initiatives include taking advantage of bulk purchases where it is cost effective to do so when compared to over-the-road purchases, reductions in tractor idle time, and controlling out-of-route non-billable miles. All of the Company's terminal locations have fueling capabilities.

For the quarter, Heartland Express, Inc. posted an operating ratio (operating expenses as a percentage of operating revenues) of 83.2% and an 11.0% net margin (net income as a percentage of operating revenues) compared to 81.9% and 11.7% for the same period of 2007. The Company reported an operating ratio of 85.7% and a 10.5% net margin for the nine months ended September 30, 2008 compared to 80.4% and 13.6% for the same period of 2007. The increased operating ratio for the nine month period was attributable to the increase in fuel costs and lower amounts of gains on disposals of property and equipment as described above. The Company ended the third quarter with cash, cash equivalents, short-term and long-term investments of $249.0 million, a $54.1 million increase from the $194.9 million reported on December 31, 2007. The Company's balance sheet continues to be debt-free.

As of September 30, 2008, all of the Company's $180.6 million long-term investments continue to be invested in auction rate student loan educational bonds backed by the U.S. government and continue to be associated with unsuccessful auctions. The majority (96.3% of par value) of the underlying investments continue to hold AAA (or equivalent) ratings from recognized rating agencies. All of the Company's auction rate security holdings are with financial institutions that have entered into auction rate security settlements with various regulatory authorities. These settlements focus mostly on small institutions, as defined by the individual settlement agreements. Although only 3.7% of our portfolio is specifically covered by these settlements, each of the settlements contained clauses that the financial institutions will use their best efforts to liquidate auction rate securities from Company's not specifically covered by the settlements by the end of 2009. Management continues to believe that current amounts of cash and cash equivalents along with cash flows from operations are sufficient to meet the Company's cash flow requirements and allow the Company to hold these investments to maturity or until they can be sold for par value. The Company's average rate of return on these investments continues to exceed the current rates of return on other AAA rated, short-term, tax free security investment options. There were not any significant changes in fair value during the quarter ended September 30, 2008.

The Company began a tractor fleet upgrade in the third quarter. The upgrade is expected to include the purchase of approximately 1,600 International ProStar tractors. Delivery of tractors began during the third quarter of 2008 and will continue through 2009. The Company took delivery of 197 new tractors in the third quarter of 2008 and expects to take delivery of 378 new tractors in the fourth quarter of 2008. The Company also took delivery of 248 new Wabash trailers during the third quarter of 2008 and will purchase an additional 152 new trailers in the fourth quarter of 2008. Management believes the Company has adequate liquidity to meet these capital requirements through cash generated from operations and existing cash and cash equivalents.

The Company purchased a terminal location in Dallas, Texas during the quarter. This terminal will not only strengthen the company's presence in the Southwest but will also complement the Company's recent expansion to the western United States. The office and shop facility, situated on approximately seven acres of land, is located on the southeast side of Dallas on Highway 175 in Seagoville. An adjacent five acre tract of land was acquired for future expansion. Property renovations are underway and operations are scheduled to begin in the fourth quarter of this year. The opening of this facility will mark the beginning of the Company's tenth regional operation.

During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $1.9 million at the rate of $0.02 per share was paid on October 2, 2008 to shareholders of record at the close of business on September 19, 2008. The Company has now paid cash dividends of $230.4 million over the past twenty-one consecutive quarters which includes the special dividend of $2.00 per share during the second quarter of 2007. Interest income decreased in the nine month period of 2008 compared to the same period in 2007 primarily due to a decrease in average investments balance as a result of the payment of the special dividend.

On October 14, 2008, Forbes magazine named Heartland Express one of the "Best 200 Small Companies in America." The Company has been recognized seventeen times during its twenty two years as a public company, and has made the list the past seven consecutive years. The Company was recently recognized as the United Sugars' dry van carrier of the year for the second consecutive year. In addition, the Company received Bremner Foods' large carrier of the year, the

Federal Express SmartPost national carrier of the year award and was recognized for 100% on time service by Federal Express Ground for their fiscal year 2008. Also, for the sixth consecutive year the Company received the dry van Quest for Quality award from Logistics Management. These awards exemplify the quality of service provided to our customers.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.


                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-626-3600

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                     Three months ended        Nine months ended
                                                        September 30,            September 30,
                                                     2008         2007         2008         2007
                                                     ----         ----         ----         ----
                                                       (unaudited)               (unaudited)
                                                  ---------    ---------    ---------    ---------
OPERATING REVENUE .............................   $ 169,935    $ 146,575    $ 483,577    $ 439,107
                                                  ---------    ---------    ---------    ---------
OPERATING EXPENSES:

   Salaries, wages, benefits ..................   $  51,462    $  48,096    $ 148,646      147,060

   Rent and purchased transportation ..........       4,725        5,252       14,975       16,117

   Fuel .......................................      58,393       40,747      169,386      117,257

   Operations and maintenance .................       4,051        3,253       12,367        9,957

   Operating taxes and licenses ...............       2,323        2,552        6,908        7,170

   Insurance and claims .......................       6,443        2,826       17,237       14,104

   Communications and utilities ...............         856          996        2,792        2,865

   Depreciation ...............................      11,504       12,365       32,580       35,946

   Other operating expenses ...................       4,456        4,472       12,928       13,036

   Gain on disposal of property & equipment ...      (2,899)        (493)      (3,533)     (10,271)
                                                  ---------    ---------    ---------    ---------
                                                    141,314      120,066      414,286      353,241
                                                  ---------    ---------    ---------    ---------

                  Operating income ............      28,621       26,509       69,291       85,866

   Interest income ............................       1,943        1,741        7,042        7,963
                                                  ---------    ---------    ---------    ---------

   Income before income taxes .................      30,564       28,250       76,333       93,829

   Federal and state income taxes .............      11,841       11,105       25,715       34,290
                                                  ---------    ---------    ---------    ---------

   Net income .................................   $  18,723    $  17,145    $  50,618       59,539
                                                  =========    =========    =========    =========

   Earnings per share .........................   $    0.19    $    0.18    $    0.53    $    0.61
                                                  =========    =========    =========    =========

   Weighted average shares outstanding ........      96,158       97,499       96,177       97,998
                                                  =========    =========    =========    =========

   Dividends declared per share ...............       0.020        0.020        0.060        2.065
                                                  =========    =========    =========    =========

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                 September 30,  December 31,
ASSETS                                               2008           2007
                                                  ---------      ---------
                                                 (unaudited)
CURRENT ASSETS
     Cash and cash equivalents ................   $  67,820      $   7,960
     Short-term investments ...................         545        186,944
     Trade receivables, net ...................      47,169         44,359
     Prepaid tires ............................       5,697          4,764
     Other current assets .....................       6,058          3,391
     Income tax receivable ....................         473             57
     Deferred income taxes ....................      33,033         30,443
                                                  ---------      ---------
                  Total current assets ........     160,795        277,918
                                                  ---------      ---------
PROPERTY AND EQUIPMENT ........................     378,117        370,358
     Less accumulated depreciation ............     154,798        132,545
                                                  ---------      ---------
                                                    223,319        237,813
LONG-TERM INVESTMENTS .........................     180,622             --
OTHER ASSETS ..................................      10,437         10,563
                                                  ---------      ---------
                                                  $ 575,173      $ 526,294
                                                  =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable & accrued liabilities ...   $  28,712      $  13,073
     Compensation & benefits ..................      16,254         14,699
     Insurance accruals .......................      67,061         60,882
     Other accruals ...........................       7,746          6,718
                                                  ---------      ---------
             Total current liabilities ........     119,773         95,372
                                                  ---------      ---------
LONG-TERM LIABILITIES
     Income taxes payable .....................      35,023         37,593
     Deferred income taxes ....................      52,015         50,570
                                                  ---------      ---------
                                                     87,038         88,163
                                                  ---------      ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Preferred stock, $0.01 par value; authorized
       5,000 shares, none issued ..............          --             --
     Capital stock: common, $0.01 par value;
     authorized 395,000 shares; issued and
     outstanding 96,158 in 2008, 96,949 in 2007         962            970
     Additional paid-in capital ...............         439            439
     Retained earnings ........................     375,584        341,350
     Accumulated other comprehensive loss .....      (8,623)            --
                                                  ---------      ---------
                                                    368,362        342,759
                                                  ---------      ---------
                                                  $ 575,173      $ 526,294
                                                  =========      =========